Exhibit 99.1

FOR IMMEDIATE RELEASE

November 10, 2016

TEGNA Announces Re-activation of Share Repurchases

McLEAN, VA – TEGNA Inc. (NYSE: TGNA) today announced that its Board of Directors has approved a re-activation of share repurchases under the company’s share buyback program. Share repurchases under the $825 million program, approved by the Board in 2015, had been temporarily suspended in connection with the announcement of the planned spin-off of Cars.com on September 7, 2016. Approximately $478 million remains available under the buyback program, which expires in June 2018. The timing and amount of any share repurchases will depend on, among other things, market conditions, the status of the review by the Securities and Exchange Commission of the Cars.com registration statement filed in connection with the proposed spin-off and applicable legal requirements.

Gracia Martore, president and chief executive officer of TEGNA said, “The re-activation of share repurchase activities reflects TEGNA’s ongoing strong operational and financial performance and the Board’s confidence in our ability to maintain current cash flow levels and allocate capital strategically.”

Martore continued, “At current market prices, we believe TEGNA’s stock is undervalued and represents a strong investment opportunity. As we make progress on our plans to spin-off Cars.com, we will continue to take a thoughtful and disciplined approach and will evaluate any stock repurchases through the lens of maximizing value for our shareholders.”

About TEGNA

TEGNA Inc. (NYSE: TGNA) is comprised of a dynamic portfolio of media and digital businesses that provide content that matters and brands that deliver. TEGNA reaches more than 90 million Americans and delivers highly relevant, useful and smart content, when and how people need it, to make the best decisions possible. TEGNA Media includes 46 television stations and is the largest independent station group of major network affiliates in the top 25 markets, reaching approximately one-third of all television households nationwide. TEGNA Digital is comprised of Cars.com, the leading online destination for automotive consumers, CareerBuilder, a global leader in human capital solutions, and other powerful brands such as G/O Digital and Cofactor. For more information, visit www.TEGNA.com.

Certain statements in this press release may be forward looking in nature or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this press release are subject to a number of risks, trends and uncertainties that could cause actual performance to differ materially from these forward-looking statements. A number of those risks, trends and uncertainties are discussed in the company’s SEC reports, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward-looking statements in this press release should be evaluated in light of these important risk factors. TEGNA is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this press release by wire services, Internet service providers or other media.

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For media inquiries, contact:

Steve Kidera

Manager, Corporate Communications

703-873-6434

skidera@TEGNA.com

For investor inquiries, contact:

Jeffrey Heinz

Vice President, Investor Relations

703-873-6917

jheinz@TEGNA.com